Conference Call Script

1st Quarter - Fiscal 2002

Mr. Terry: Good afternoon, I'm Dick Terry, chairman and CEO of Peoples Energy. I'm here with Tom Patrick - president and chief operating officer, and Tom Nardi - senior vice president and chief financial officer. Also, here with us is our manager of investor relations, Mary Ann Wall.

In today's conference call Tom Nardi will review our first quarter earnings. Tom Patrick will then provide a review of several key-operating items and then I will follow up on the outlook for the remainder of fiscal 2002. Once our prepared remarks are complete we will open the line up for questions.

You are reminded that throughout this conference call, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of many uncertainties, some of which are listed in the written materials provided to you or in the company's SEC filings.

And with that now, I will turn it over to Tom Nardi.

Mr. Nardi: Thanks Dick. Today, Peoples Energy reported first quarter net income of $31 million, or $.88 per share compared with restated results of $35.1 million or $.99 per share for the same period a year ago. Operating income for the quarter totaled $60.8 million compared with $73.5 million last year. Warm weather had a significant impact on first quarter results-approximately $20 million or $.35 per share of the first quarter decline from last year is due to weather. Absent this weather impact, operating income for the quarter improved $7.7 million or 12% and earnings per share improved $.24 or 30% over last year. I would like to remind you that the fiscal 2001 numbers are restated to reflect the change in accounting for our oil and gas properties from the full cost method to the successful efforts method. I will discuss that change in more detail later in my remarks.

In our core gas distribution segment, operating income declined about $10 million to $68.4 million due to the extremely warm weather experienced throughout the Midwest. Heating degree days for the first quarter totaled 1862, down 770 degree days or 29% compared with last year's 2632 and down 417 degree days or 18% from normal of 2279. Each 100 degree day change in weather accounts for about $.05 per share of earnings impact. The adverse weather impact was partially offset by approximately $4 million of accrued weather insurance benefit. The distribution segment was able to overcome about almost half the adverse weather impact due to various factors including lower operating expenses. The provision for uncollectible accounts decreased due to sharply lower revenues which declined almost $300 million, or 50% from last year's first quarter. The decline in other gas distribution operating expenses is expected to continue as benefits from the previously announced special retirement program are realized.

We continued to make progress collecting our receivables during the past quarter. Utility cash collections totaled $236 million or about 98% of billed revenues for the quarter. Our accounts receivable balance totaled $316 million at December 31, 2001, down $129 million from the balance at December 31, 2000. Our reserve for uncollectibles at December 31, 2001 totaled $38.1 million or 12% of receivables compared to $31.9 million or 7% of receivables at December 31, 2000. We continue to aggressively pursue collection of past due accounts and continue to believe this reserve is adequate given what we know today. However, additional reserves may be required should collection efforts fall short of expectations.

Quarterly earnings from the Power Generation segment are on track with our expectations which now reflect the impact of the Elwood financing costs. Operating income declined $3.2 million from the year-ago period due to about $4.0 million in interest expense costs related to the non-recourse Elwood bond financing. Other than the financing impact, results improved due to higher capacity revenues due to the Phase II expansion at Elwood. The income recognition pattern for this business has changed due to last year's restructuring of the power sales contracts on the Elwood Phase I units and consistent with the revenue recognition of the Phase II units. Virtually all of Elwood's capacity revenues will now be recognized in the third and fourth quarters resulting in operating and equity investment losses in the first and second quarters.

Quarterly results for Midstream Services declined $3.2 million to $2.3 million primarily due to reduced equity investment income from enovate (which reported a loss of $1.0 million vs. $2.7 million of income last year when high natural gas price volatility benefited trading results) as Enron's problems caused the partnership to restrict trading activities. We continue to believe this business will emerge in good shape and Tom Patrick will discuss the outlook for this segment in his remarks.

Retail Energy Services posted sharply higher results in the first quarter. Operating income improved $3.4 million to $1.4 million compared to a loss of $2.0 million last year. We continue to make good progress in this segment and expect positive fiscal year results.

As disclosed in our earnings release this morning, our oil & gas business has changed its method of accounting for oil and gas properties from the full cost method to the successful efforts method. We believe the successful efforts method better reflects the company's conservative strategy for this business which is focused primarily on low to moderate risk development drilling and acquisitions of proved reserves. In accordance with generally accepted accounting principles, previously reported results have been restated. The restatement reduced fiscal 2001's previously reported first quarter net income by $1.2 million or $.04 per share. However, the full year impact on previously reported fiscal year 2001 results is negligible. The impact of the restatement on all prior years (1998-2001) resulted in reductions in net income totaling $6.9 million.

Oil and Gas Production segment results, on a restated basis, were basically unchanged at $1.8 million due primarily to higher production, higher average realized prices, and lower exploration expenses partially offset by higher DD&A expenses, increased general and administrative costs and losses incurred at EnerVest. Excluding the EnerVest impact, operating income improved $3.5 million. Average daily production increased 55% to 46.8 million cubic feet per day from last year's average of 30.1 million cubic feet per day. Also benefiting results were higher net realized prices for the first quarter which improved to $3.10 per Mcf for natural gas compared with last year's prices of $2.52 per Mcf. Peoples Energy Production has hedges in place for the remainder of fiscal 2002 at an average NYMEX price of $3.38 per Mcf. These hedges account for approximately 65% of its projected base natural gas production plus anticipated production from its drilling program. Prices assumed for the remainder of the year for unhedged production are about $2.50 per Mcf, down about $.50 from levels assumed at the beginning of the year.

Interest expense decreased $1.3 million due to a combination of factors. In general, interest rates on Peoples variable rate debt were sharply lower compared to last year levels and short term borrowing by the utility declined almost $110 million at December 31, 2001 when compared with prior year balances. Also, in October 2001, approximately $200 million of borrowing related to the Elwood power project was financed at the partnership level with the proceeds going to pay down short term debt at the parent level. Partially offsetting these debt reductions were increased 2001 borrowings to fund last year's diversified businesses' capital projects.

Turning to our balance sheet--we have reduced our consolidated debt levels by $140 million from a year ago while at the same time funding significant capital expenditures. Cash flow remains strong and we expect our fiscal year end total debt as a percent of capitalization to improve to 55% from 61% at September 30, 2001.

And now I will turn the call over to Tom Patrick.

Mr. Patrick: Thank you Tom. As most of you are aware on November 29, Peoples Energy issued a press release discussing its financial exposure to Enron for hedging and trading activities. At that time, its financial exposure was estimated at approximately $8 million, most of which was related to the value of hedges in place for future oil and gas production using then-current futures prices. Peoples also disclosed that approximately $4 million of its expected fiscal 2002 midstream trading income was likely to be adversely affected by the Enron developments. Under generally accepted accounting principles, as subsequently interpreted, Peoples has declared the oil and gas hedges to be ineffective as of October 25th and, using prices in effect at that time, has recorded a receivable for $2.5 million. Other Enron receivables as of December 31, 2001 were approximately $4.0 million. Peoples continues to believe it has reasonable prospects to collect all of these receivables plus any increase in value on hedges that may be owed beyond the $2.5 million. Peoples is evaluating options to restructure the enovate partnership and continues to expect operating results for the midstream segment to improve over the remainder of the year.

While the Enron bankruptcy has disrupted first quarter operations at enovate our Hub performed well and is expected to have a record year. Summer/winter price spreads are much higher than last year, Hub operating costs will benefit from lower fuel costs and new gas-fired power generation continues to be added in the Chicago market, providing added service opportunities. We continue to believe strongly in our ability to grow this business 10% per year over the long term.

Our power generation business remains focused on developing and owning low-risk gas-fired projects. Southeast Chicago Energy Project, a 350 MW peaking plant owned in partnership with Exelon, remains on track for a June 2002 in-service date. This project will not only benefit our power generation segment but midstream services as well since they will provide fuel management.

Development efforts continue in the Western United States. Our power team, located in Tempe, Arizona, has identified a couple of key sites in Oregon and New Mexico, which have been mentioned in the trade press recently. Discussions are underway and we intend to follow the same moderate risk approach we have taken with our other power projects-utilizing strong partners and negotiating long term off-take agreements, in advance of committing capital.

This year we expect our retail energy services segment results to be positive as we focus on cost management and marketplace opportunities. Last week we announced an alliance between Peoples Energy Services and Dominion Retail to successfully respond to the residential energy marketplace, which will open for competition in this region in May 2002. This alliance combines the strengths of both companies to deliver high quality, competitively priced energy services to residential consumers in Chicago and Northern Illinois.

Operationally, our oil and gas production segment has performed excellently. During the first quarter the company drilled 5 development wells with a 100% success rate. As you may recall, we put new management with prior operating experience in place beginning in September 2000, and since this team has been in place, our drilling success rate, including last year's results, has been an exceptional 91%. This success rate is indicative of not only our overall risk profile but also our management and technical teams' ability to understand and reduce risk.

Our company operated operations continue to go very smoothly. We have increased gross production on our South Texas properties from 26 MMCFE per day at the time we took over operations, 9 months ago, to approximately 36 MMCFE per day average for the first quarter, a 40% increase. Our company operated capital program has operated virtually trouble free, again a testament to our operational personnel. Unfortunately, numerous other operators in the industry have had operating troubles. A portion of these troubles have been caused by the industry stretching the capabilities of service equipment and crews as activity levels peaked this past year. This was certainly true with EnerVest, the operator of the limited partnership in which we own a 30% equity interest. Cost overruns, coupled with the declines in commodity prices, caused an equity investment income loss for the quarter of which our share is $1.5 million. The outlook for our EnerVest equity investment is basically breakeven for the remainder of the year with some upside if they are able to successfully complete some planned asset sales. We are working closely with the other partners in order to maximize the return on this investment over the next couple of years as we move toward a windup of the partnership.

Now I would like to turn it back to Dick

Mr. Terry: Thanks Tom. Due primarily to the extremely warm weather that has continued throughout January (January to date is almost 300 degree days or 25% warmer than normal) and also due to lower oil and gas commodity prices, Peoples is lowering its outlook for fiscal 2002 earnings to $2.75 to $2.90 from our prior range of $3.20 to $3.30. About $.25 -.30 of this decline is directly related to weather and we take some comfort in knowing that our weather insurance policy insulates us from the most likely downside scenarios.

On a more positive note, our power generation segment, our midstream business and our retail energy services segment are all on track to achieve target 2002 results. Other than the severe weather impact, our gas distribution business is on track to exceed its financial targets for the year. While it looks to be a down year for our oil and gas segment, we see this business bouncing back under most reasonable commodity pricing scenarios.

We continue to make significant progress in achieving our long term strategy. Our cash flow and balance sheet remain strong and supports our dividend and continued expansion of our diversified businesses. We remain well positioned to take advantage of opportunities that are likely to emerge from this down cycle in both the oil and gas and power segments.

That concludes our remarks. Operator, we are now ready for questions.